Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS RECORD THIRD QUARTER RESULTS

Revenues Increase 36% Year over Year – GAAP Net Income of $0.18 per Share

SAN DIEGO, CA — October 26, 2005 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the third quarter ended September 30, 2005.

Revenues for the third quarter were $42.1 million, which is a 36% increase over $31.0 million reported in the same period last year. Third quarter GAAP net income of $5.5 million or $0.18 per diluted share includes a tax benefit of $2.4 million, or $0.08 per diluted share recognized during the third quarter related to the reduction of the valuation allowance on our U.S. deferred tax assets. This compares to non-taxed GAAP EPS of $4.9 million or $0.16 per diluted share in the prior year period.

During the third quarter, it was determined that specific deferred tax assets should be recognized in accordance with FAS 109 resulting in a third quarter tax benefit in the Statements of Operations of $2.4 million and an additional credit to Stockholders’ Equity of $4.0 million relating to the reduction of the valuation allowance on stock option deductions.

“Third quarter revenues rose 36% year over year to the highest level in Company history,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “Our record revenues were driven by the expansion of our PC card business and a strong performance for our newly introduced Ovation product line. Domestically, our EV-DO PC card business grew by over 22% sequentially, benefiting from our growing shipments to Verizon Wireless and our first full quarter

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of volume shipments to Sprint. Internationally, we expanded on our relationship with the world’s largest carrier - Vodafone - and we are now shipping to 14 of its operating subsidiaries. We were again pleased with our significant traction in fixed-mobile convergence. In only its second quarter since introduction, Ovation grew 20% sequentially, contributing 11% of overall revenues. Sales were driven by initial shipments of the Ovation MCU1200 - the first of its kind with integrated voice and data directly addressing fixed-mobile convergence. We continue to work closely with our two current Ovation customers – O2 and Vodafone – on both our current product offerings and upcoming versions of Ovation that will significantly enhance both form and functionality.”

“As we enter the fourth quarter, we are positioned to take advantage of the continued growth of our market with the broadest product line, deepest technology and a customer base comprised of the vast majority of leading operators,” continued Mr. Leparulo. “We are in an enviable position as we remain the only company in our market shipping both UMTS and EV-DO technology and, by the end of Q1, we will have significant revenues from all three legs of our growth strategy - PC cards, OEM and fixed-mobile convergence. In PC cards, we will continue to expand our product offering and customer base. In the OEM market, we now expect to launch with multiple leading laptop manufacturers throughout 2006 and currently believe that we have captured the largest percentage of OEM deals available for the upcoming year. Finally, in fixed mobile convergence, we will continue to commercialize platforms and applications that allow users to control their entire communications environment from a single integrated platform. Given this, we believe we will continue to be a true global partner of choice with multiple products, technologies and form factors at the leading carriers and platform manufacturers throughout Europe and the United States.”

Recent highlights during the quarter include:

September

•	The Company announced initial shipments of the Merlin U740, a HSDPA-Enabled PC Data Card, to European carriers. The Merlin U740 is designed to operate on HSDPA networks as coverage becomes available from the carriers. The PC Data Card is backward compatible with existing UMTS networks in Europe and Enhanced Data Rate for Global Evolution (EDGE) networks worldwide.

•	The Company announced it had been awarded a patent for a Wireless Radio Frequency Modem which increases its patent portfolio to 28 issued patents with several significant patent applications currently pending.

•	The Company announced initial commercial shipments of the first voice and data Ovation 3G Multimedia Application Console, the Ovation MCU1200.

•	The Company announced a partnership with Mobitel to deliver Slovenia’s first quad band UMTS PC Card, the Merlin U630.

•	The Company and Siemens Communications agreed to work together on producing end-to-end solutions for HSDPA, and to collaborate on joint marketing activities.

August

•	The Company was named a Deloitte Technology Fast 50 finalist in San Diego, whose rankings are based on the percentage revenue growth over five years from 2000-2004.

•	The Company was awarded CE certification for the first voice and data Ovation 3G Multimedia Application Console, the Ovation MCU1200.

July

•	The Company and Alcatel announced that they had completed thorough interoperability tests between Alcatel Evolium radio access infrastructure and the Novatel Wireless Merlin U740 PC Card to enable mobile operators worldwide to undertake live HSDPA field introductions.

•	The Company announced that the Merlin V620 received the industry’s first EV-DO PC Card approval for network driver interface from the Windows Hardware Quality Labs.

“Gross margins improved to 31.2% despite continued softness of the Euro,” explained Dan Halvorson, Chief Financial Officer of Novatel Wireless. “In the fourth quarter, we expect gross margins to be flat as we look to expand our installed base in UMTS, while simultaneously rolling out next generation products. Our sales momentum continues and, in the upcoming fourth quarter, we expect revenues to grow strongly sequentially to the range of $48 to $50 million with GAAP earnings of $0.13 to $0.14 per diluted share.”

Novatel Wireless will host a conference call for analysts and investors to discuss its quarterly results at 5:00 p.m. ET on October 26, 2005. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, Freedom Box(TM) Ruggedized Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com (nvtle).

(© 2005 Novatel Wireless. All rights reserved. Novatel Wireless, the Novatel Wireless logo, Merlin, Expedite, Expedite EU730, Expedite EU740, Freedom Box, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Note Regarding Forward Looking Statements

Some of the information presented in this release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings later in 2005 and 2006, increased competition from wireless market participants, dependence on third party manufacturers and component suppliers, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	As of
	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$15,068	$16,486
Marketable securities	52,827	36,591
Accounts receivable, net	36,840	14,061
Inventories	17,819	9,653
Deferred tax assets, net	1,078	—
Other current assets	6,373	2,182

Total current assets	130,005	78,973
Property, plant and equipment, net	6,560	4,476
Marketable securities	11,002	28,144
Intangible assets, net	3,655	4,620
Deferred tax assets, net	875	—
Other assets	225	110

	$152,322	$116,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,753	$5,952
Accrued expenses	8,704	8,493
Restructuring accrual	377	573
Capital lease obligation	—	1,127

Total current liabilities	35,834	16,145
Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	339,342	333,945
Accumulated other comprehensive income	(418)	(336)
Accumulated deficit	(222,465)	(233,460)

Total stockholders’ equity	116,488	100,178

	$152,322	$116,323

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue	$42,129	$31,018	$113,053	$70,278
Cost of revenue	28,991	20,708	77,431	47,923

Gross margin	13,138	10,310	35,622	22,355

Operating costs and expenses:
Research and development	5,200	2,917	13,163	7,291
Sales and marketing	1,912	1,325	5,197	3,163
General and administrative	1,913	1,357	5,557	3,585

Total operating expenses	9,025	5,599	23,917	14,039
Operating income	4,113	4,711	11,705	8,316
Other income (expense):
Interest income and expense, net	632	262	1,652	418
Other, net	(207)	(46)	(288)	(83)

Income before income taxes	4,538	4,927	13,069	8,651
Income tax expense (benefit)	(912)	—	2,074	—

Net income after taxes	5,450	4,927	10,995	8,651
Accretion of dividends and beneficial conversion features pertaining to preferred stock	—	—	—	(145)

Net income available to common stockholders	$5,450	$4,927	$10,995	$8,506

Per share data:
Net income per common share:
Basic	$0.19	$0.18	$0.38	$0.38
Diluted	$0.18	$0.16	$0.36	$0.31
Weighted average shares used in computation of per share calculation:
Basic	29,186	28,116	29,076	22,377
Diluted	30,333	30,564	30,275	28,117